Exhibit (a)(5)(M)

Financial information

Schneider Electric completes the subsequent offering period for Telvent shares

Rueil-Malmaison (France), September 29, 2011 - Schneider Electric SA (“Schneider Electric”) today announced the expiration of the subsequent offering period of the cash tender offer by its wholly owned subsidiary Schneider Electric España, S.A.U. (“Schneider Electric España”) for all of the issued shares of Telvent GIT, S.A. (“Telvent”). The cash tender offer for all of the issued shares of Telvent for $40.00 per share without interest and less any applicable withholding taxes was made, and the subsequent offering period was provided, by Schneider Electric España pursuant to a definitive transaction agreement with Telvent (the “Transaction Agreement”).

The subsequent offering period expired at 5:00 p.m., New York City time, on Wednesday, September 28, 2011, and was not further extended. According to the depositary for the tender offer, 1,333,318 shares were validly tendered during the subsequent offering period, and Schneider Electric España has accepted for payment all such tendered shares. Schneider Electric España now owns 33,483,153 shares, representing approximately 98.21% of Telvent’s issued shares.

As previously announced, in accordance with the terms of the Transaction Agreement, Schneider Electric plans to seek a general shareholders’ meeting of Telvent for the purposes of obtaining the requisite shareholder approval of a redemption of each share of Telvent not owned by Schneider Electric and its affiliates (a “Share Redemption”). In addition, Schneider Electric intends to cause Telvent to submit the delisting of Telvent’s shares on The NASDAQ Global Select Market for shareholder adoption and approval at such general shareholders’ meeting. There is currently no set timetable for holding the general shareholders’ meeting of Telvent for purposes of voting on a Share Redemption and the delisting of Telvent’s shares.

About Schneider Electric

As a global specialist in energy management with operations in more than 100 countries, Schneider Electric offers integrated solutions across multiple market segments, including leadership positions in energy and infrastructure, industrial processes, building automation, and data centers/networks, as well as a broad presence in residential applications. Focused on making energy safe, reliable, and efficient, the company’s 110,000 plus employees achieved sales of 20 billion euros in 2010, through an active commitment to help individuals and organizations “Make the most of their energy”.

www.schneider-electric.com/company

Investor Relations : Schneider Electric Carina Ho Phone : +33 (0) 1 41 29 83 29 Fax : +33 (0) 1 41 29 71 42 www.schneider-electric.com ISIN : FR0000121972	Press Contact : Schneider Electric Véronique Roquet Montegon Phone : +33 (0)1 41 29 70 76 Fax : +33 (0)1 41 29 88 14	Press Contact : DGM Michel Calzaroni Olivier Labesse Phone : +33 (0)1 40 70 11 89 Fax : +33 (0)1 40 70 90 46

Financial information (p. 2)

Forward-looking Statements

This communication contains forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “strategy,” “will” and other words of similar meaning. The forward-looking statements are based on Schneider Electric’s beliefs, assumptions and expectations, taking into account all information currently available to Schneider Electric. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within Schneider Electric’s control. The forward-looking statements contained herein speak only as of the date hereof. Except as required by applicable law or the rules and regulations of any stock exchange on which its securities are listed, Schneider Electric expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained in this presentation to reflect any change in its expectations or any change in events, conditions or circumstance on which any forward looking statement contained herein is based.

Investor Relations : Schneider Electric Carina Ho Phone : +33 (0) 1 41 29 83 29 Fax : +33 (0) 1 41 29 71 42 www.schneider-electric.com ISIN : FR0000121972	Press Contact : Schneider Electric Véronique Roquet-Montégon Phone : +33 (0)1 41 29 70 76 Fax : +33 (0)1 41 29 71 95	Press Contact : DGM Michel Calzaroni Olivier Labesse Phone : +33 (0)1 40 70 11 89 Fax : +33 (0)1 40 70 90 46